Exhibit 99.3

NOMINATING COMMITTEE CHARTER
OF IAC/INTERACTIVECORP

PURPOSE

The Nominating Committee (the "Committee") of IAC/InterActiveCorp (the "Company") is appointed by the Company's Board of Directors (the "Board") to assist the Board by identifying, reviewing and evaluating individuals qualified to become Board members, consistent with criteria approved by the Board, and to recommend to the Board the director nominees for the next annual meeting of shareholders and nominees to fill vacancies on the Board as necessary.

COMMITTEE MEMBERSHIP

The Committee shall consist of no fewer than two members, as determined from time to time by resolution of the Board. By no later than March 1, 2011, all members of the Committee shall meet the independence requirements of the Marketplace Rules of NASDAQ Stock Market, Inc., and prior to such date, at least one member of the Committee shall meet such requirements. These membership requirements shall be subject to exemptions and cure periods permitted by the rules of NASDAQ and the U.S. Securities and Exchange Commission (the "SEC"), as in effect from time to time.

The members of the Committee shall be appointed by the Board, and vacancies filled or members removed by the Board. At the discretion of the Board, one member of the Committee shall be appointed as its Chairman or Chairwoman (the "Chairperson") by the Board. A Committee member may resign by giving written notice to the Board and may resign Committee membership without resigning from the Board.

MEETINGS

The Committee shall meet as often as it determines necessary to carry out its responsibilities. The Chairperson shall preside at each meeting and, in the absence of the Chairperson, one of the other members of the Committee shall be designated, by the members present at the meeting, as the acting chair of the meeting. All meetings of the Committee shall be held pursuant to the By-laws of the Company with regard to notice and waiver thereof, and written minutes of each meeting, in the form approved at the immediately following meeting, shall be duly filed in the Company records. The Committee shall report to the Board with respect to its meetings, including without limitation, any issues that arise with respect to the Company.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

In fulfilling its purpose and carrying out its responsibilities, the Committee shall maintain flexibility in its policies and procedures in order to best address changing conditions and a variety of circumstances. Accordingly, the Committee's activities shall not be limited by this Charter. Subject to the foregoing, the Committee shall, to the extent it deems necessary or appropriate:

1.	The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any search firm or other advisors employed by the Committee.

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2.	The Committee shall seek individuals qualified to become board members for recommendation to the Board, including evaluating persons suggested by shareowners or others.

3.	The Committee shall review from time to time and make recommendations to the Board with respect to the compensation and benefits of directors, including under any incentive compensation plans and equity-based compensation plans.

4.	The Committee shall receive comments from all directors regarding matters with the scope of authority of the Committee.

5.	The Committee may form and delegate authority to subcommittees when appropriate.

6.	The Committee shall make regular reports to the Board.

7.	The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

8.	The Committee shall perform any other activities consistent with the Charter, the Company's Bylaws and governing law that the Committee or the Board deems necessary or appropriate.

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